Exhibit 99.1

CytomX Therapeutics Announces Changes to its Board of Directors

- President and CEO Sean McCarthy, D. Phil., Appointed to Additional Role of Chairman -

- Hoyoung Huh, M.D., Ph.D. Retiring from Board -

- James R. Meyers, Former EVP at Gilead Sciences Inc., Appointed to Board -

SOUTH SAN FRANCISCO, CA, December 20, 2018 — CytomX Therapeutics, Inc. (Nasdaq: CTMX), a clinical-stage oncology-focused biopharmaceutical company pioneering a novel class of investigational antibody therapeutics based on its Probody™ therapeutic technology platform, today announced changes to its board of directors.

Hoyoung Huh, M.D., Ph.D., who has served as chairman of CytomX’s board of directors since March 2012, will retire from the board effective December 31, 2018, whereupon he will serve as a special advisor to the chief executive officer of CytomX. With Dr. Huh’s retirement, the board of directors has appointed Dr. McCarthy, CytomX’s president and chief executive officer, to serve as chairman.

“On behalf of CytomX’s management and Board, I would like to thank Hoyoung for his strategic leadership and insight over the last six years,” said Sean McCarthy, D.Phil., president and chief executive officer of CytomX. “Hoyoung has helped us mature CytomX from an early stage startup company to an integrated research and development organization with multiple wholly-owned and partnered product candidates in the clinic. I am delighted that CytomX will continue to benefit from his expertise as an advisor as we continue to advance towards realizing our vision of transforming lives with safer, more effective therapies.”

In conjunction with Dr. McCarthy’s appointment as chairman, existing company director Matthew Young has been appointed to the role of lead independent director.

The company also announced that James R. Meyers has been appointed as an independent director to the CytomX board.

Mr. Meyers brings more than 30 years of worldwide commercial leadership experience within the biotechnology industry. Mr. Meyers has served as a senior advisor to Gilead Sciences since his retirement from Gilead in February 2018. Prior to his advisory role, Mr. Meyers most recently served as Gilead’s executive vice president of worldwide commercial operations where he was responsible for all commercial activities, including pricing and market access in North America, Europe, Middle East, Australia and Japan. Over his 22-year career at Gilead, Mr. Meyers led some of the most important and successful product launches in the history of the biopharmaceutical industry, most notably in the therapeutic areas of HCV and HIV. Prior to joining Gilead, Mr. Meyers held positions of increasing responsibility in sales, training, marketing and management with Zeneca Pharmaceuticals and Astra USA. Mr. Meyers currently serves on the board of Arbutus Biopharma Corporation, a public biopharmaceutical company focused on commercializing a cure for patients suffering from chronic hepatitis B infection. Mr. Meyers holds a B.S. in Economics from Boston College.

Continued Dr. McCarthy, “We are honored to have Jim joining our Board of Directors as we continue to advance our clinical stage pipeline and drive towards building a commercial-stage organization. Jim brings deep operational and strategic expertise and is a recognized leader with a proven track record of commercial success. I look forward to working closely with Jim and the full board as we endeavor to take CytomX to the next level.”

Commenting on his appointment Mr. Meyers said, “I’m thrilled to be joining the CytomX board at this pivotal time in the company’s evolution and I very much look forward to contributing to the further advancement of this unique organization.”

About CytomX Therapeutics

CytomX Therapeutics is a clinical-stage oncology-focused biopharmaceutical company pioneering a novel class of investigational antibody therapeutics based on its Probody™ therapeutic technology platform. Probody therapeutics are designed to exploit unique conditions of the tumor microenvironment to more effectively localize antibody binding and activity while limiting activity in healthy tissues. CytomX and its partners have four programs in the clinic. The Company’s pipeline includes cancer immunotherapies against clinically-validated targets, including a PD-L1-targeting Probody therapeutic wholly owned by CytomX (CX-072), a PD-1-targeting Probody therapeutic wholly owned by CytomX (CX-188) and a CTLA-4-targeting Probody therapeutic partnered with Bristol Myers Squibb (BMS-986249). The pipeline also includes first-in-class Probody drug conjugates against highly attractive targets, including a CD166-targeting Probody drug conjugate wholly owned by CytomX (CX-2009), and a CD71-targeting Probody drug conjugate partnered with AbbVie (CX-2029). CD166 and CD71 are among cancer targets that are considered to be inaccessible to conventional antibody drug conjugates due to their presence on many healthy tissues. In addition to its wholly owned programs, CytomX has strategic collaborations with AbbVie, Amgen, Bristol-Myers Squibb Company and ImmunoGen, Inc. For more information, visit www.cytomx.com.

CytomX Therapeutics Forward-Looking Statements

This press release includes forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that are difficult to predict, may be beyond our control, and may cause the actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied in such statements. Accordingly, you should not rely on any of these forward-looking statements, including those relating to the potential benefits, safety and efficacy of CytomX’s or any of its collaborative partners’ product candidates and CytomX’s ability and the ability of its collaborative partners to develop and advance product candidates into and successfully complete clinical trials. Risks and uncertainties that contribute to the uncertain nature of the forward-looking statements include: three of CytomX’s product candidates under its Probody platform are in the initial stages of clinical development and its other product candidates are currently in preclinical development, and the process by which preclinical and clinical development could potentially lead to an approved product is long and subject to significant risks and uncertainties. Additional applicable risks and uncertainties include those relating to our preclinical research and development, clinical development, and other risks identified under the heading “Risk Factors” included in CytomX’s Quarterly Report on Form 10-Q filed with the SEC on November 6, 2018. The forward-looking statements contained in this press release are based on information currently available to CytomX and speak only as of the date on which they are made. CytomX does not undertake and specifically disclaims any obligation to update any forward-looking statements, whether as a result of any new information, future events, changed circumstances or otherwise.

Contact:

Investors and Media:

Christopher Keenan

VP, Investor Relations and Corporate Communication

sckeenan@cytomx.com

650-383-0823